SUPPLEMENT NO. 3

                       TO THE LIMITED OFFERING MEMORANDUM
                             DATED JANUARY 14, 1998
                                       OF
                            CIRO INTERNATIONAL, INC.


     Ciro International, Inc., a Nevada corporation (the "Company"), hereby amends the Limited Offering Memorandum dated January 14, 1998, as amended by Supplements No. 1 and No. 2 (the "Memorandum"), to extend the closing date of the offering to August 31, 1998. Management represents that there have been no other material changes to the Memorandum.

Date: June 29, 1998

     The undersigned subscriber hereby acknowledges receipt of Supplement No. 1.




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